Exhibit T3E.3
LETTER TO PARTICIPANTS IN THE
DEPOSITORY TRUST COMPANY
Century Aluminum Company
Offer To Exchange
8% Senior Secured Notes due 2014
for any and all outstanding
7.5% Senior Notes due 2014 (CUSIP No. 156431AH1)
and
Solicitation of Consents to Proposed Amendments to the Related Indenture
for a Consent Payment of $50 in Aggregate Principal Amount of
8% Senior Secured Notes due 2014 per $1,000 Aggregate Principal Amount
of 7.5% Senior Notes due 2014

The exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”) will expire at 11:59 p.m., New York City time, on November 25, 2009, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”). The consent payment deadline is 11:59 p.m., New York City time, on November 10, 2009, unless extended as described herein (such date and time, as the same may be extended, the “Consent Payment Deadline”). The Exchange Offer and Consent Solicitation are subject to the terms and conditions set forth in the accompanying Offering Circular and Consent Solicitation Statement dated as of October 28, 2009 (the “Offering Circular and Consent Solicitation Statement” and, together with the Letter of Transmittal and Consent, the “Offer Materials”). All capitalized terms that are not defined herein have the meanings assigned to them in the Offering Circular and Consent Solicitation Statement.
To Depository Trust Company Participants:
     Upon the terms and subject to the conditions set forth in the enclosed Offer Materials, Century Aluminum Company (the “Company”) is:
1.	offering to exchange (the “Exchange Offer”) the Company’s newly issued 8% Senior Secured Notes due 2014 (the “Exchange Notes”), for any and all of the Company’s outstanding 7.5% Senior Notes due 2014 (the “Existing Notes”) at the rate of $950 aggregate principal amount of Exchange Notes for each $1,000 aggregate principal amount of Existing Notes validly tendered (and not validly withdrawn) and accepted for exchange in the Exchange Offer; and

2.	soliciting (the “Solicitation”) consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Existing Notes, for which the Company will pay a consent payment of $50 in aggregate principal amount of Exchange Notes for each $1,000 aggregate principal amount of Existing Notes with respect to which Consents are validly delivered (and not validly revoked) in the Consent Solicitation.
     Only registered holders of Existing Notes are entitled to participate in the Exchange Offer and only registered holders of Existing Notes are entitled to participate in the Consent Solicitation. Tenders of Existing Notes by DTC participants for exchange pursuant to the Exchange Offer and deliveries of Consents by DTC participants pursuant to the Consent Solicitation will be deemed to have been received only when the information and exchange agent receives both (i) a duly completed Agent’s Message through the facilities of DTC at the information and exchange agent’s applicable DTC account or a properly completed and duly executed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Existing Notes into the information and exchange agent’s applicable DTC account.

     The summary herein of the terms and conditions of the Exchange Offer and Consent Solicitation is not complete. You should read the enclosed Offer Materials for a more detailed description of the terms of the Exchange Offer and Consent Solicitation.
     Enclosed please find copies of the following documents related to the Exchange Offer and Consent Solicitation:
1.	the Offering Circular and Consent Solicitation Statement;

2.	the Letter of Transmittal (including Substitute Form W-9 Guidelines); and

3.	a letter that may be sent to your clients for whose account you hold Existing Notes in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer and Consent Solicitation.
     The Company urges you to contact your clients promptly. The Exchange Offer and Consent Solicitation will expire at the Expiration Time.
     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the information and exchange agent) in connection with tenders of Existing Notes pursuant to the Exchange Offer and the solicitation of Consents pursuant to the Consent Solicitation. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Existing Notes to it, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.
     Additional copies of the enclosed materials may be obtained from Globic Advisors, Inc., the information and exchange agent for the Exchange Offer and Consent Solicitation.
     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THE COMPANY OR THE INFORMATION AND EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER AND CONSENT SOLICITATION OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.
Very truly yours,
CENTURY ALUMINUM COMPANY